Exhibit 10(f)
PERFORMANCE BONUS PLAN
SUMMARY PLAN DESCRIPTION
A.
ELIGIBILITY REQUIREMENTS. A participant must be salaried and employed by the Company at the beginning of the new calendar year in order to participate in the Company Salaried Performance Bonus Plan (the “Plan”). Employees compensated under other incentive programs may be excluded from the Plan.

B.	BONUS CALCULATION. A participant’s bonus is calculated as follows [(Participant’s Percentage “PP”)(Bonus Pool “BP”) = Participant’s Bonus Amount]:
1.
The participant’s base percentage of the bonus pool is determined at the beginning of the year. The participant may also be eligible for a portion of any unallocated percentage. This unallocated portion, called the discretionary percentage, is allocated after the close of the year based on individual performance and other subjective standards. The total of the base percentage and the discretionary percentage for each participant equals the total Participant’s Percentage “PP”.

2.
The bonus pool is calculated by multiplying the Pre-Bonus Operating Profit (PBOP) for the business unit times the bonus rate factor. The bonus rate factor is determined by the Pre-Bonus Return on Investment (PBROI) of the business unit.

3.	The PBROI of a business unit is determined by dividing PBOP, minus income taxes, by the business unit’s Investment.

4.	The bonus rate factor is listed on the rate chart for the business unit.
C.
BONUS LIMITATIONS. If the calculated bonus for a participant exceeds the participant’s base salary, the maximum amount of bonus the participant may receive is limited to 1.75 times his or her current base salary.